Exhibit 10.26

Contract No.

BRANDED DISTRIBUTOR MARKETING AGREEMENT

(VALERO BRAND)

This Distributor Marketing Agreement (“Agreement”) is entered into by and between VALERO MARKETING AND SUPPLY COMPANY (“VMSC”) and SUSSER PETROLEUM COMPANY, LP (“Distributor”).

RECITALS

A. VMSC is a supplier of refined petroleum gasoline and diesel products (“Product(s)”) marketed under the “Valero” brand name and certain associated trademarks, trade names, color schemes, trade dress, service marks, signs, symbols, slogans, designs and other trade indicia owned or controlled by VMSC. Such brand name and associated items are collectively referred to as the “Marks.” The Marks are recognized in the petroleum marketing industry and by the consuming public and have significant goodwill value. VMSC is willing to supply Product(s) to Distributor and to permit Distributor to utilize the Marks as designated by VMSC in connection with sale and marketing of Product(s) by Distributor pursuant to the terms and conditions set forth in this Agreement.

B. Distributor desires to purchase Product(s) from VMSC exclusively for resale through “Valero” branded fuel dispensing stations approved in writing from time to time by VMSC (the “Station(s)”) operated by Distributor and by approved sublicensees of Distributor (“Dealer(s)”), subject to the terms and conditions of this Agreement. The decision to grant or refuse such approval shall be within the sole and absolute discretion of VMSC.

THEREFORE, in consideration of the terms, covenants, and conditions set forth in this Agreement, VMSC and Distributor agree to the following:

TERMS AND CONDITIONS

1. Term. This Agreement shall be in full force and effect commencing on July 28, 2006 (the “Commencement Date”). This Agreement shall terminate automatically without notice at midnight on [*.*] (the “Expiration Date”), unless sooner terminated as provided for herein.

2.	Product(s) and Quantities.

(A) In each calendar month, VMSC agrees to sell and Distributor agrees to purchase not less than [*.*]and not more than [*.*] of the quantity of each Product set forth on Exhibit A, attached hereto and made a part hereof (both on a Station-specific and an Agreement-wide basis). Distributor shall purchase Products on a ratable basis throughout the month.

(B) Quantities of Product(s) less than the monthly maximum not purchased by Distributor shall not be carried forward to purchases in future months. Furthermore, in the event Distributor purchases quantities of Product(s) in excess of the maximum quantities (in which case Distributor agrees to pay for each such Product at the Price defined in Paragraph 4 of this Agreement and in the manner provided for therein), VMSC shall not be under any obligation to deliver additional Product(s) in excess of the monthly maximum.

[*.*] CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND IS NOTED WITH “[*.*].” AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(C) Distributor acknowledges that its obligation to purchase each calendar month the volume of Product(s) described in Paragraph 2(A) above is a material and important part of the consideration for this Agreement. VMSC reserves the right to require periodic reports from Distributor during the term regarding sales of Products from, and deliveries of Products to, each Station, as well as other matters as specified by VMSC. Such reporting requirements may be modified from time-to-time during the term by VMSC on notice to Distributor. As of the Commencement Date, and continuing throughout the term of this Agreement, the following reporting requirement will be in effect: within 30 days after the completion of each calendar month, Distributor will submit to VMSC, via VMSC’s wholesale marketing portal located at the web site address www.valero.com, such information as requested from VMSC from time to time, including without limitation, the total volume of Product sold, by Station, during such calendar month.

(D) VMSC reserves the right, at any time and from time-to-time during the term, after notice to Distributor (which may be sent by DTN or other means), to charge a higher price for non-ratable lifting as described in this paragraph. The notice to Distributor will specify (i) an effective date, (ii) the time period over which liftings will be measured (the “Lifting Period”) during the term the notice is in effect, (iii) the maximum volume allowed to be lifted without a higher price during any Lifting Period (the “Lifting Period Maximum”), and (iv) the amount of the higher price, or the method by which the higher price will be determined, on all volume of Product lifted during the Lifting Period above the Lifting Period Maximum. The notice may designate an end date or state that it shall remain effective until further notice from VMSC. The notice may define the Lifting Period as daily, a 10-day period, monthly, or any other time period. The notice will also specify whether liftings will be measured on a Station-by-Station or Agreement-wide volume basis. The exercise of VMSC’s rights under this paragraph are not in lieu of any other remedies available to VMSC for a breach of this Agreement by Distributor.

(E) Distributor must inform VMSC in writing within seven (7) days of any claimed deficiencies in either quantity or quality of Products received; otherwise, both quantity or quality shall be conclusively established to conform to the specifications in the delivery document.

(F) Each Product shall meet VMSC’s specifications in effect at the time of delivery, and VMSC warrants the title to all Products sold hereunder, but VMSC OTHERWISE MAKES NO WARRANTIES OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE AS TO ANY PRODUCT SOLD HEREUNDER, AND NONE SHALL BE IMPLIED.

3. Title, Delivery, Measurement. Product(s) purchased by Distributor from VMSC will be sold by VMSC [*.*] (as defined in Paragraph 5 of this Agreement). Product(s) will be delivered into tank trucks supplied by Distributor or its carriers. Title to and risk of loss for all Product(s) purchased hereunder shall pass to Distributor when the Product flows from the device connecting the delivery vessel to the receiving vessel. The term “gallon” shall mean one U.S. gallon of 231 cubic inches. Quantities of Product(s) delivered hereunder shall be computed on the basis of volume and adjusted to standard temperatures of 60 degrees Fahrenheit, or otherwise in accordance with VMSC’s customary practice at the applicable Delivery Point, unless otherwise required by applicable federal, state, or local laws, rules, regulations, ordinances, orders, standards, or requirements, as the same may be amended hereafter (collectively referred to hereafter as “Law(s)”).

[*.*] CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND IS NOTED WITH “[*.*].” AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

4. Price and Payment.

(A) Distributor shall pay to VMSC that price specified by VMSC from time to time (the “Price”) (as well as all taxes, duties, charges, and fees as described in subparagraph (B) herein) for each Product purchased under this Agreement. If Distributor fails to pay VMSC in accordance with such credit terms as may be established from time to time in the sole and absolute discretion of VMSC or if, in VMSC’s opinion, the financial responsibility of Distributor becomes impaired or unsatisfactory during the term of this Agreement then, in addition to any other remedies VMSC may have, VMSC may at its option take any one or more of the following actions: (i) declare the Price for all Product(s) purchased by Distributor due and payable immediately; (ii) require Distributor to make credit settlement satisfactory to VMSC, such as requiring Distributor to post an irrevocable letter of credit or other security in an amount and form satisfactory to VMSC; or (iii) demand advance cash payment and withhold deliveries of Products until such credit settlement is made or advance payment is received. As security for the payment of any amounts due under this Agreement, Distributor grants to VMSC a security interest in any deposits or funds held by VMSC for the benefit of Distributor, credits due to Distributor by VMSC, and assignments of any evidence of indebtedness, including any credit card invoices (whether or not evidenced in written form) assigned pursuant to VMSC’s credit card program. Distributor further grants to VMSC the express right to set off any such deposits, funds, credits, and assignments against any amounts due pursuant to this Agreement or any other agreement between VMSC, or any of its affiliates, and Distributor. Furthermore, any payments not made at the time due shall incur a late charge of [*.*] of the unpaid balance for each month or portion thereof the payment is late or the maximum amount permitted by applicable Law, whichever is less.

(B) Distributor shall pay to VMSC on demand amounts equivalent to [*.*], and any and all increases thereon which are now or hereafter imposed, directly or indirectly, by any [*.*] on, against, in respect of, or measured by the Product(s), or any material contained in the Product(s), or the inspection, production, manufacture, sale, purchase, storage, transportation, delivery, or other handling of the Product(s) or material contained in the Product(s), or any feature thereof, or otherwise relating to this Agreement.

(C) Distributor shall pay to VMSC, on demand, [*.*] arising from [*.*].

5. Delivery Points.

(A) VMSC shall deliver Product(s) to Distributor at the terminal facilities (the “Delivery Point(s)”) designated by VMSC as described below. Product deliveries at the Delivery Point(s) shall be subject to such requirements of VMSC as may be amended from time to time in VMSC’s sole and absolute discretion prior to access to any such Delivery Point by Distributor or its carriers. Furthermore, where any Delivery Point is owned, leased, operated, or otherwise controlled in whole or in part by a third party, then Distributor, its employees, agents, representatives, contractors, and carriers shall comply with all access, use, and other requirements of any such third party relating to that Delivery Point.

(B) Distributor will comply with all requirements pertaining to each applicable Delivery Point. Distributor shall be liable for all associated costs related to the purchase of Products from Delivery Points.

[*.*] CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND IS NOTED WITH “[*.*].” AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(C) With respect to each Station, Exhibit A contains a designated Primary Delivery Point and a Secondary Delivery Point. Distributor shall only supply Product(s) to a particular Station from the designated Primary Delivery Point unless allowed to utilize the Secondary Delivery Point under the next sentence. Distributor may supply Product to a Station from the designated Secondary Delivery Point only if, and for so long as, Product is physically unavailable at the Primary Delivery Point. VMSC reserves the right to change the Delivery Point(s) designated for any Station on Exhibit A in its sole discretion to alternate Delivery Point(s) on either a permanent or temporary basis. Any additional costs incurred by Distributor related to the purchase of Products from such alternate Delivery Points shall be for Distributor’s account. If VMSC notifies Distributor of a permanent change in a Primary Delivery Point utilized by Distributor and the alternate Primary Delivery Point is not reasonably acceptable to Distributor, then Distributor may, as its sole and exclusive remedy against VMSC, terminate this Agreement solely as this Agreement relates to the particular Station(s) authorized to be supplied from the discontinued Primary Delivery Point. In such event, the quantities set forth in Exhibit A with respect to these Stations shall be removed while the Agreement shall otherwise remain effective for all other purposes. However, this subparagraph shall not prejudice VMSC’s right to terminate this Agreement in the event of a marketing withdrawal encompassing any of the Delivery Point(s) and Station(s) supplied thereby pursuant to the Petroleum Marketing Practices Act, 15 U.S.C. Sec. 2801 et seq. (the “PMPA”).

(D) The provisions of this Paragraph 5 shall be subject to the rights of VMSC set forth in Paragraphs 10, 11 and 12 of this Agreement.

6. Sublicensing. Distributor may grant a sublicense to Dealer(s) the right to utilize the Marks only where such Dealer(s) and each station of Dealer(s) are approved in writing by VMSC, which approval may be granted or denied at the sole and absolute discretion of VMSC. Distributor shall be responsible for and shall ensure compliance by its Dealer(s) with the requirements of this Agreement. Distributor acknowledges that no direct relationship exists between VMSC and any Dealer(s) of Distributor and that all matters other than the design, form, and manner of usage of the Marks shall remain the sole responsibility of Distributor and its Dealer(s); provided however, Distributor recognizes and approves VMSC’s right to provide communications directly to its Dealer(s) regarding requirements for each Station as set forth in this Agreement provided such communication is also copied to the Distributor. Distributor shall notify VMSC immediately upon the termination or non-renewal of a Dealer.

7.	Use of the Marks and Image Requirements.

(A) Distributor and its Dealer(s) are granted the right to display the Marks solely to designate the origin of the Products and Distributor agrees that petroleum products purchased from other sources (or unbranded petroleum products purchased from VMSC) will not be sold by Distributor or its Dealer(s) under or in connection with any of the Marks. Distributor and its Dealer(s) shall sell Products purchased under this Agreement only under the Marks authorized by VMSC and only at Station(s) approved in writing by VMSC. VMSC reserves the right to replace any or all Marks licensed under this Agreement if such Mark(s) can no longer be used, or if VMSC, in its sole and absolute discretion, determines that any such replacement is in the best interest of VMSC. Further, Distributor or its Dealers shall not use any of the Marks, in whole or in part, or confusingly similar to, including, but not limited to, “Valero”, “Diamond Shamrock”, “Shamrock”, “Ultramar”, “Beacon”, “Corner Store”, “Road Runner”, or “Stop N Go”, as part of its corporate or other legal name or for the purposes of naming its convenience store. Distributor or its Dealers may however use the Marks as part of its trade name or fictitious name registrations.

(B) Without VMSC’s prior written authorization, Distributor and its Dealer(s) shall not mix, commingle, adulterate, or otherwise change the composition of any of the Products purchased hereunder. Distributor and its Dealer(s) also shall not sell, dispense, or permit the sale or dispensing at any Station of any motor fuel product which does not meet the defined requirements for that particular grade or quality of motor fuel as set out in the Laws of any governing authority or agency having or purporting to have jurisdiction thereof. Specific obligations of Distributor and VMSC regarding compliance with the regulations of the Environmental Protection Agency (“EPA”) are set out in the Compliance Requirements attached to this Agreement as Exhibit B and made a part hereof and may be amended from time to time at the sole and absolute discretion of VMSC.

(C) Distributor acknowledges that the use of the Marks is restricted to identifying and advertising the Product(s) for resale and is subject to regulation by VMSC. Distributor agrees to immediately comply, and to require that its Dealer(s) immediately comply, with all directives and requirements of VMSC concerning the use of Marks. Distributor further agrees to take no action which will diminish or dilute the value of such Marks. If requested by VMSC, Distributor must make, or require its Dealers(s) to make, within the time period specified by VMSC, in a manner satisfactory to VMSC, such renovation and modernization of the Stations’ premises as VMSC may reasonably require to reflect the then-current specifications and image of the Valero brand. Without limiting the foregoing, Distributor and its Dealer(s) shall, at all times during the term of this Agreement, fully comply with VMSC’s then current “Wholesale Branding Manual” and “Basic Image Requirements”, which Distributor acknowledges have been received and reviewed by Distributor. Furthermore, all advertising and promotional materials created by Distributor or its Dealer(s) relating to the Product(s) or the Marks must be approved in writing by VMSC prior to the publication or other use of such materials. VMSC reserves its right to amend, change, or otherwise modify its Wholesale Branding Manual or the Basic Image Requirements and any other requirements of VMSC relating to the Marks from time to time in its sole and absolute discretion.

(D) Distributor and its Dealer(s) shall not offer for sale at a Station motor fuels other than the Products purchased under this Agreement without the written consent of VMSC. Distributor agrees to protect, and to cause its Dealer(s) to protect, the identity of the Products and the Marks by all reasonable methods which would prevent customer confusion or misinformation. Additionally, under no circumstances shall Distributor or a Dealer sell any motor fuels other than the Products under any canopy bearing any of the Marks or at any fueling island where Distributor or a Dealer is selling any Products purchased under this Agreement. Distributor agrees to conform, or cause the Dealer to conform, to VMSC’s motor fuels deidentification requirements, as same may be revised from time to time, including but not limited to posting of VMSC-approved signs which clearly distinguish the Products from such other motor fuels, disclaiming any product liability of VMSC for damage resulting from use of such other motor fuels, and removing or covering any signs which may mislead, confuse, or misinform some customers or reduce their goodwill toward the Marks. In addition, Distributor agrees to comply, or to cause the Dealer to comply, with any additional steps beyond the VMSC motor fuels deidentification requirements required by any applicable law, ordinance or regulation regarding the labeling of petroleum products.

(E) Any goodwill arising from Distributor’s use or sublicensing of the Marks shall inure solely to VMSC’s benefit. Upon expiration or termination of this Agreement, no monetary amount shall be allocable to any such goodwill or shall otherwise be recoverable by Distributor for such goodwill.

(F) Distributor and its Dealer(s) shall submit to VMSC, for review or auditing, such reports, records, statements, information, and data related to the Station(s), as VMSC may reasonably require, in the form and at the times and places, reasonably specified by VMSC. VMSC agrees that all financial and business data submitted by Distributor or its Dealer(s) to VMSC may be used by VMSC, as it deems appropriate; however, information designated by Distributor or its Dealer(s) as confidential will not be disclosed to third parties in a manner that identifies Distributor or its Dealer(s) as the subject or source of the information except (i) with Distributor or its Dealer(s) permission, (ii) as may be required by law, or (iii) in connection with audits or collections under this Agreement. Furthermore, VMSC or its designated agents shall have the right at all reasonable times to examine and copy, at VMSC’s expense, the books, records, and tax returns of the Distributor or its Dealer(s) solely related to the Stations. VMSC shall also have the right, at any time, to have an independent audit made of the books of any individual Station. Distributor authorizes VMSC, upon at least 24-hours notice to Distributor, to enter upon any Station premises or other place of business of Distributor or a Dealer for the purpose of inspecting, copying, and/or auditing records in Distributor’s or a Dealer’s care, custody, or control relating to tank meter readings for the Station(s), inventories of motor fuel products, deliveries of motor fuel products by Distributor or third party carriers to the Station(s), and retail sales by Distributor and its Dealer(s) of motor fuel products. Upon request by VMSC, Distributor shall produce copies or originals of any such documents not kept at a place of business of Distributor or the Dealer.

(G) VMSC shall have the right to enter upon any Station premises during normal business hours for the purpose of obtaining a sample or samples of any motor fuel available for sale pursuant to Distributor’s or Dealer’s use of any of the Marks. VMSC shall also have the right to perform any Product testing at facilities of Distributor and its Dealer(s) where Product(s) are stored. VMSC shall pay Distributor and, as applicable, Distributor’s Dealer, the current retail price for any such Product sample.

(H) Distributor shall notify VMSC immediately of (i) any suspected or alleged contamination, adulteration, commingling, or variance in quality of any Product held in any transport truck, storage facility, or Station of Distributor or its Dealer(s); or (ii) any inquiry or investigation by any governing authority or agency regarding any such Product(s). Distributor shall promptly provide VMSC with results of any tests in its care, custody, or control conducted on the Product(s), and shall promptly provide VMSC with an opportunity to inspect and investigate any Product(s) which are the subject matter of any such tests.

(I) Distributor and its Dealer(s) shall immediately stop the sale of any Product(s) where Distributor becomes aware that any such Product is contaminated, adulterated, or impermissibly commingled, or fails to meet the requirement of any governing authority or agency including, but not limited to, the EPA. Distributor and its Dealer(s) shall properly dispose of any such Product(s).

(J) Distributor authorizes and requests VMSC to provide “Valero” and/or Valero® logo identification sign facings, inserts and facia (collectively the “Identification Signs”) to be placed at the Stations. The number, types and locations of Identification Signs may be changed from time to time at the discretion of VMSC. Distributor and its Dealers shall be responsible for repair, maintenance and replacement, including all related costs and expenses, of the Identification Signs in accordance with VMSC’s specifications. Distributor shall replace Identification Signs only through VMSC approved vendors. VMSC reserves the right to replace Identification Signs at Distributor’s cost and expense. Upon termination, cancellation or non-renewal of this Agreement, Distributor and its Dealers, at its cost and expense, shall return, unless otherwise requested by VMSC in writing, the Identification Signs in good condition, normal wear and tear excepted. Distributor or its Dealer shall be responsible for paying all property taxes levied or assessed against the Identification Signs.

(K) All Identification Signs, advertising matter and other removable materials displaying the Marks (“Removable Advertising Matter”) shall at all times be and remain the property of VMSC. The term “Identification Signs” does not include sign poles, sign boxes or cans, lighting fixtures, wiring, or other similar equipment (collectively, “Sign Equipment”). Distributor or its Dealer shall be responsible for repair, maintenance and replacement of the Sign Equipment.

(L) Distributor shall notify VMSC in writing of infringements or imitations by others of the Marks of which Distributor or its Dealer(s) become aware. VMSC shall have the sole right to determine whether or not any action shall be taken on account of any such infringements or imitations. Distributor and its Dealer(s) shall not initiate any suit or take any action on account of any such infringements or imitations without first obtaining the written consent of VMSC to do so. Distributor and its Dealer(s) shall not be entitled to share in any proceeds received by VMSC by settlement or otherwise in connection with any formal or informal action brought by VMSC relating to the Marks.

(M) Nothing in this Agreement shall be construed as an assignment of rights in the Marks from VMSC to Distributor or its Dealer(s).

(N) Distributor acknowledges that strict compliance with the terms and conditions of this Paragraph 7 is a material and important part of the consideration for this Agreement. Distributor further acknowledges that any unauthorized use of the Marks by Distributor or its Dealer(s) will inflict irreparable harm upon VMSC for which there is no adequate remedy at law. Accordingly, VMSC shall be entitled to temporary and permanent injunctive relief therefor.

8. Operating Standards.

(A) Distributor and its Dealer(s) shall conduct the operation of their respective businesses related to the resale of the Product(s) in a clean and safe manner and shall otherwise conduct no business which could interfere with the sale of Product(s) or damage the goodwill of the Valero brand or the Marks. Without limiting the foregoing, Distributor and its Dealer(s) shall, at all times during the term of this Agreement, fully comply with VMSC’s then current “Basic Operational Requirements” which Distributor acknowledges have been received and reviewed by Distributor. Furthermore, without limiting any provision to the contrary herein, Distributor and its Dealer(s) shall fully comply with VMSC’s “Commitment to Excellence Requirements”, which Distributor acknowledges have been received and reviewed by Distributor. As of the Commencement Date, Distributor and its Dealer(s) agree to participate in the Commitment to Excellence Program (“CTE Program”). The CTE Program provides that each Station meets the established Commitment to Excellence Requirements which consists of requirements from each of the following VMSC documents: VMSC’s Basic Image Requirements, Wholesale Branding Manual, and Basic Operational Requirements. VMSC reserves the right to amend, change, or otherwise modify the “Basic Operational Requirements”, “Commitment to Excellence Requirements” and the “CTE Program” from time to time, in VMSC’s sole and absolute discretion.

(B) Distributor and its Dealer(s) shall comply with all Laws of any governing authority or agency having jurisdiction or purporting to have jurisdiction relating to the handling, storage, testing, sale, distribution, transportation, and/or use of the Product(s) and shall further comply with all rules, guidelines, and procedures of VMSC in connection with the loading, transportation, handling, storing, testing, selling, dispensing, and/or use of the Product(s).

(C) Subject to Paragraph 12 of this Agreement, Distributor and its Dealer(s) shall continuously offer at least three grades of “Valero” branded gasoline at each Station.

(D) Distributor and its Dealer(s) will utilize and maintain updated point of sale systems as required by VMSC. VMSC also reserves the right to install, and Distributor and its Dealer(s) agree to utilize, update and maintain, other automated systems, at Distributor’s cost, as required by VMSC, including but not limited, such systems necessary to poll, at frequencies determined by VMSC, each Station’s Product sales.

(E) VMSC may inspect or review compliance by Distributor and its Dealer(s) with the requirements of this Paragraph 8 in any reasonable manner that VMSC determines, including, but not limited to, announced and unannounced visits.

(F) Distributor expressly understands and agrees that a confidential relationship is established between VMSC and Distributor under this Agreement and that, as a result thereof, VMSC will be disclosing and transmitting to Distributor certain confidential and proprietary information in connection with the Distributor’s operation of the Station. Distributor hereby agrees that Distributor shall not, during the term of this Agreement or thereafter, communicate, divulge or use for the benefit of any other person, persons, partnership, association or corporation and, following the expiration or termination of this Agreement, shall not use for the benefit of Distributor, or any of its principals, any confidential information, knowledge or know-how concerning the methods of operation (including pricing) of the Station which may be communicated to Distributor or its principals or of which they may be apprised in connection with the operation of the Station(s) under the terms of this Agreement. Distributor shall divulge such confidential information only to such of Distributor’s employees as must have access to it in order to operate the Station(s). Any and all information, knowledge, know-how, techniques and any materials used in or related to the Station which VMSC provides to Distributor in connection with this Agreement shall be deemed confidential for purposes of this Agreement. Such confidential information does not include information that, at the time it was disclosed to or learned by Distributor, was part of the public domain, nor information that, after the time it was disclosed to or learned by Distributor, became part of the public domain through disclosure, publication or communication by persons other than Distributor or its employees. Distributor shall not at any time, without VMSC’s prior written consent, copy, duplicate, record or otherwise reproduce such materials or information, in whole or in part, nor otherwise make the same available to any unauthorized person.

(G) Distributor acknowledges that strict compliance with the terms and conditions of this Paragraph 8 is a material and important part of the consideration for this Agreement.

9. Credit Card Program.

(A) Distributor and its Dealer(s) shall participate in and comply with requirements of VMSC’s credit card program, and shall cause each Station to honor VMSC’s proprietary credit cards and all major credit cards identified in VMSC’s Credit Card Sales Guide as an authorized card for purchases made at such Station(s), provided that such sales are made in accordance with the terms and conditions of VMSC’s “Credit Card Sales Guide”, which Distributor acknowledges has been received and reviewed by Distributor prior to its execution of this Agreement. VMSC’s Credit Card Sales Guide may be amended, changed, or otherwise modified from time to time at VMSC’s sole and absolute discretion. Distributor’s and its Dealer(s)’ honoring of VMSC’s proprietary credit cards and compliance with the terms, conditions, and requirements of VMSC’s Credit Card Sales Guide is a material and important part of the consideration for this Agreement.

(B) With respect to purchases made with VMSC’s proprietary credit cards utilizing any of the Marks, in no event shall Distributor or its Dealer(s) charge a customer for the extension of credit, impose a credit price which is higher than the cash price, or apply a surcharge to any amounts due from any customer making a credit card purchase.

10. Force Majeure. VMSC shall not be liable for any failure or omission in the performance of this Agreement, nor be liable for damages in connection therewith, if such failure shall arise from any cause or causes beyond the reasonable control of VMSC including, but not limited to, the following: an act of God; fire; storm; flood; earthquake; explosion; accident; an act of the public enemy; war (declared or undeclared); rebellion; insurrection; riot; sabotage; invasion; epidemic; quarantine restriction; strike; lockout; boycott; picketing; disputes or differences with workers; labor shortage; compliance with the Laws of any governing authority or agency having, or purporting to have, jurisdiction over any of the matters or subjects involved in this Agreement; transportation embargoes or failure or delay in transportation; unavailability of suitable tank trucks or parts or equipment therefor; exhaustion, reduction, unavailability, or delay in delivery of any Product at the source or sources of supply from which deliveries are normally made hereunder; exhaustion, reduction, unavailability, or delay in delivery of sufficient quantities of any product or material necessary in the manufacture of any Product(s) including, but not limited to, crude oil, natural gas, supplies, raw materials, ethyl alcohol, oxygenates, or other ingredients or additives; periodic shutdown or turnaround of a plant for general inspection, repair, or maintenance; interruption or loss of utility service; legal or equitable rights or remedies in favor of any governing authority or agency or public or private party which prevents or impairs performance hereunder by VMSC; or the total or partial destruction or breakdown of plants, pipelines, terminals, or equipment. The settlement of strikes or differences with workers shall be entirely within the sole and absolute discretion of VMSC. VMSC shall not be required to remedy or remove any such cause or causes.

11. Allocation. If for any reason including, but not limited to, those cause(s) set forth in Paragraph 10 above, VMSC, in its opinion, believes its available supply of any Product or grade of Product at any one or more Delivery Point(s) is, or may be, insufficient to meet the demands of VMSC and its customers (whether or not such customers utilize the Marks or are otherwise under contract), then VMSC may allocate among VMSC and such customers its available supply in such manner as VMSC may determine in its sole and absolute discretion. If VMSC finds it necessary to avail itself of any of the provisions of this Paragraph 11, this Agreement shall not be extended thereby, nor shall VMSC be required to make up any quantity or deliveries omitted pursuant thereto, but the quantities specified in Paragraph 2 and Exhibit A of this Agreement shall be adjusted by a representative amount. Nothing herein shall excuse Distributor from paying VMSC when due all amounts payable hereunder or fully complying with the terms, conditions and requirements of Paragraph 7 of this Agreement.

12. Discontinued Product. VMSC reserves the right, in its sole and absolute discretion, to discontinue supplying at any Delivery Point any Product or grade or grades of Product, and VMSC shall be relieved of any further liability or obligation to furnish hereunder any discontinued Product, or grade or grades of Product.

13. INDEMNIFICATION.

(A) REGARDLESS OF THE LEGAL THEORY OR THEORIES ALLEGED INCLUDING, WITHOUT LIMITATION, THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT) OR STRICT LIABILITY OF VMSC OR ANY THIRD PARTY, DISTRIBUTOR SHALL RELEASE, INDEMNIFY, DEFEND, AND HOLD HARMLESS VMSC, ITS AFFILIATES, AND EACH OF THEIR RESPECTIVE DIRECTORS, OFFICERS, AGENTS, EMPLOYEES, AND REPRESENTATIVES (COLLECTIVELY, “VMSC AND ITS AFFILIATES”) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, LIABILITIES, LOSSES, FINES, PENALTIES, JUDGMENTS, ATTORNEYS’ FEES AND COSTS OF ANY NATURE WHATSOEVER (COLLECTIVELY, “CLAIMS”) INCLUDING, WITHOUT LIMITATION, CLAIMS FOR PERSONAL INJURY OR DEATH OF THIRD PARTIES OR EMPLOYEES OF DISTRIBUTOR AND/OR ITS DEALER(S), CLAIMS FOR PROPERTY DAMAGE, AND CLAIMS ARISING OUT OF THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT OF 1980 (CERCLA), OR THE RESOURCE CONSERVATION AND RECOVERY ACT (RCRA), AS AMENDED, NOW OR IN THE FUTURE, ARISING OUT OF (I) ANY VIOLATION OF LAW(S) BY DISTRIBUTOR OR ITS DEALER(S); (II) THE USE, OCCUPANCY, CONSTRUCTION, IMPROVEMENT, MAINTENANCE, REPAIR, UPKEEP, OR OPERATION OF, AT OR TO ANY STATION; (III) THE TRANSPORTATION OF PRODUCTS TO, OR RECEIPT, STORAGE, DISTRIBUTION, USE, HANDLING, OR RESALE OF PRODUCTS AT OR FROM, ANY STATION; (IV) SUBJECT TO SUBPARAGRAPH 13(B), THE USE OR SUBLICENSING OF THE MARKS BY DISTRIBUTOR OR ITS DEALER(S); AND/OR (V) ANY WILLFUL OR NEGLIGENT ACTS OR OMISSIONS TO ACT OF DISTRIBUTOR OR ITS DEALER(S). THE FOREGOING OBLIGATION TO RELEASE, INDEMNIFY, DEFEND AND HOLD VMSC AND ITS AFFILIATES HARMLESS SHALL NOT APPLY TO ANY INCIDENT

DETERMINED IN THE FINAL JUDGMENT OF A COURT TO HAVE BEEN PROXIMATELY CAUSED BY THE SOLE NEGLIGENCE OF VMSC AND ITS AFFILIATES, BUT SHALL APPLY TO ANY INCIDENT PROXIMATELY CAUSED IN PART BY THE NEGLIGENCE OF VMSC AND ITS AFFILIATES OR SOLELY OR IN PART BY ANY THIRD PERSONS.

(B) VMSC SHALL INDEMNIFY, DEFEND, AND HOLD HARMLESS DISTRIBUTOR AND ITS EMPLOYEES, AGENTS, AND REPRESENTATIVES FROM AND AGAINST ANY AND ALL CLAIMS ARISING OUT OF (I) VIOLATION OF LAW(S) BY VMSC; AND/OR (II) DISTRIBUTOR’S USE OF THE MARKS IN ACCORDANCE WITH THIS AGREEMENT.

(C) AS USED IN THIS PARAGRAPH 13, THE TERMS “VMSC”, “DISTRIBUTOR” AND “DEALER(S)” ALSO REFER TO THEIR RESPECTIVE EMPLOYEES, AGENTS, CONTRACTORS AND/OR REPRESENTATIVES.

(D) THIS PARAGRAPH 13 SHALL SURVIVE THE TERMINATION OR EXPIRATION OF THIS AGREEMENT AS TO ANY AND ALL CLAIMS. THE OBLIGATIONS HEREUNDER SHALL APPLY TO THE PARTIES’ ACTS AND OMISSIONS IN CONNECTION WITH THE PERFORMANCE OF THIS AGREEMENT AS WELL AS THE PARTIES’ ACTS AND OMISSIONS IN CONNECTION WITH THE PERFORMANCE OF ANY OTHER AGREEMENTS BETWEEN THEM. THE OBLIGATIONS HEREUNDER SHALL BE IN ADDITION TO ANY OTHER INDEMNITY, DEFENSE OR HOLD HARMLESS OBLIGATION(S) OF DISTRIBUTOR ARISING OUT OF ANY OTHER AGREEMENT BETWEEN DISTRIBUTOR AND VMSC AND ITS AFFILIATES.

14. Insurance. Distributor shall obtain and furnish to VMSC at the address set forth in Paragraph 24 of this Agreement certificates of insurance reflecting that Distributor has in force and effect the types and amounts of insurance set forth in Exhibit C attached hereto and made a part hereof with companies reasonably satisfactory to VMSC. VMSC may, at its sole and absolute discretion, change any and all coverages set forth in Exhibit C by delivering a revised form thereof to Distributor, and Distributor agrees to be bound by the terms thereof. Distributor shall be solely responsible for deductible assumptions or retentions under any such insurance policies and all losses, damages, liability in excess thereof which are not covered under such policies.

15. Termination.

(A) This Agreement shall terminate automatically upon the Expiration Date.

(B) This Agreement may be terminated by VMSC prior to the Expiration Date:

(i)	If Distributor makes any false or misleading statement which induces VMSC to enter into this Agreement, or which is relevant to the relationship of VMSC and Distributor including, but not limited to, Distributor’s performance of this Agreement;

(ii)	If Distributor defaults in any of its obligations under this Agreement (including, but not limited to, defaults related to the payment of any sum due VMSC by Distributor, purchase of quantities of Product(s) as described in Paragraph 2(A) above (either on a Station-specific or an Agreement-wide basis), or the terms and conditions of Paragraphs 7, 8, 9, 13, and 14 above) or any other agreement between Distributor, on the one hand, and VMSC or its affiliates, on the other;

(iii)	As set forth in Paragraph 19 below; or

(iv)	For any of the grounds for termination recited in the PMPA, or as it may hereafter be amended, including, but not limited to, a determination made by VMSC in good faith and in the normal course of business to withdraw from the marketing of motor fuel through retail outlets in the geographic market in which any of the Station(s) are located. A copy of the official summary of the PMPA is attached hereto as Exhibit D and made a part hereof.

(C) Upon the Expiration Date or other termination of this Agreement, Distributor shall immediately pay to VMSC all amounts due VMSC by Distributor arising out of this Agreement or otherwise, and shall immediately remove all Removable Advertising Matter. Distributor shall also promptly paint out or obliterate all other Marks located in, on, or about all Station premises, or otherwise utilized by Distributor and its Dealer(s). In the event Distributor fails to immediately remove all of the Removable Advertising Matter, or to paint out or obliterate all other Marks within 3 calendar days following the expiration or termination of this Agreement, VMSC is authorized, at Distributor’s expense, to enter upon the premises of any such non-conforming Station and to remove the Removable Advertising Matter, and to paint out or obliterate all other Marks located therein.

(D) VMSC may, in its sole and absolute discretion (and as an alternative to the termination of this Agreement in its entirety), terminate this Agreement in part prior to the Expiration Date, as the Agreement pertains to any Station:

(i)	If Distributor or its Dealer(s) for any reason lose the right to use or possess any Station for the purpose of dispensing any Product(s);

(ii)	If any Station is vacant, or not operated as a motor fuel dispensing facility for 7 or more calendar days, unless otherwise agreed upon in writing by VMSC;

(iii)	As set forth in Paragraph 19 below;

(iv)	If Distributor or its Dealer(s) abandon any such Station(s);

(v)	If any Station does not conform to VMSC’s Basic Image Requirements, Wholesale Branding Manual requirements, or Basic Operational Requirements as those requirements may be changed, amended, or modified from time to time by VMSC;

(vi)	If any Station does not conform to VMSC’s Commitment to Excellence Requirements as those requirements may be changed, amended, or modified from time to time by VMSC;

(vii)	If any Station does not conform to VMSC’s Credit Card Sales Guide as those requirements may be changed, amended, or modified from time to time by VMSC;

(vii)	If Product purchases for any Station fail to conform to the quantity requirements for that Station as set forth in Paragraph 2(A);

(viii)	If Distributor or its Dealer(s) breaches any provision of this Agreement, including commission of any misbranding in violation of Paragraph 7; or

(ix)	For any of the grounds for termination recited in the PMPA, including, but not limited to, a determination made by VMSC in good faith and in the ordinary course of business to withdraw from the marketing of motor fuel through retail outlets in the relevant geographic market in which the Station(s) are located.

(E) In the event this Agreement is terminated in part as the Agreement pertains to any Station, Distributor shall immediately remove all Removable Advertising Matter located at, on, or about the Station premises. Distributor shall also promptly paint out or otherwise obliterate all other Marks utilized by Distributor or its Dealer(s) at, on, or about the Station premises. In the event Distributor fails to immediately remove the Removable Advertising Matter, or to paint out or otherwise obliterate those Marks within 3 calendar days as required, VMSC is authorized, at Distributor’s expense, to enter upon the premises of any such Station and to remove the Removable Advertising Matter, and to paint out and obliterate all other Marks located therein. In addition, any such failure by Distributor shall constitute a material default of the remainder of the Agreement and shall constitute a further ground for the termination of the entirety of the Agreement.

(F) The expiration or termination of this Agreement in whole or in part shall be without prejudice to any rights, claims, causes of action, or remedies which VMSC or Distributor may have against the other, and shall not relieve VMSC or Distributor from any obligations which by their nature or description continue following the expiration or termination of this Agreement or any other agreement between the parties including, but not limited to, the obligations set forth herein and in Paragraph 13 of this Agreement.

16. Renewal. VMSC may decline to renew this Agreement based upon any of the grounds for non-renewal recited in the PMPA.

17. Independent Contractor. This Agreement shall be construed as a contract of purchase and sale and not a contract of agency. Nothing contained herein shall be construed as granting VMSC any right to control or direct Distributor or its employees, agents, or representatives with respect to the conduct of Distributor’s business, except as set forth in this Agreement. Distributor accepts exclusive liability for all city, county, state, and federal contributions and payroll taxes and other obligations of an employer as to all employees of Distributor engaged in the performance of work related to this Agreement. Distributor and its Dealers have the exclusive right to establish prices at which all products and merchandise are sold at the Stations.

18. Transfer of Agreement; Right of First Refusal.

(A) There shall be a “Transfer” of this Agreement if Distributor, at any time during the term of this Agreement, by a single transaction or a series of transactions, acts or undertakes to transfer, sell, assign or otherwise convey the Agreement or any rights or obligations hereunder to a third party which is not an “Affiliate” of Distributor. An “Affiliate” of Distributor is a business entity in which Distributor retains at least 51% of the voting, equity, and stock interest in that business entity following any such single or series of transactions.

(B) Distributor may not Transfer this Agreement without VMSC’s written consent, which consent may be withheld at VMSC’s sole and absolute discretion. Prior to such written consent being granted, the assignee shall be required to assume the outstanding obligations of the Distributor. Notwithstanding the foregoing, where VMSC’s sole discretion is prohibited by applicable Law, VMSC may exercise its discretion to the fullest extent permitted by such applicable Law. In the event any such Transfer is approved by VMSC, the terms, conditions, covenants, and obligations of this Agreement shall be assumed automatically by any such transferee. The transfer, sale, assignment or other conveyance of fifty percent (50%) or more of the ownership interest in Distributor (whether by a single transaction or a series of transactions) shall also be deemed to be a “Transfer” requiring VMSC’s prior written consent as described above.

(C) Distributor shall provide VMSC with at least 45 days notice of any such proposed Transfer.

(D) This Agreement is fully assignable by VMSC on notice to Distributor, provided that any such assignee fully assumes the terms, conditions, covenants and obligations of VMSC under this Agreement (except with respect to the licensing of the Marks).

(E) Distributor hereby grants to VMSC, in addition to any other option or right of VMSC, the prior right and option to purchase, lease, or otherwise acquire Distributor’s interest in the Station(s) as set forth in this paragraph. If Distributor receives a bona fide offer from any third party at any time this Agreement is in effect regarding Distributor’s interest in one or more of the Stations, Distributor shall promptly notify VMSC of any such offer, the subject matter, terms, conditions, and provisions thereof, and the name and address of the party making the offer. VMSC will have the right to acquire the same interest in the same Station or Stations as is covered by such offer. If VMSC desires to exercise said option and right, it shall so notify Distributor in writing within 30 days after receipt of Distributor’s notice of said offer. Within a reasonable time thereafter, Distributor shall furnish VMSC satisfactory evidence that Distributor has merchantable title to, and the right to dispose of, the Station(s) and that same is or are free and clear of any and all liens and defects, save and except such as VMSC may expressly agree to waive or assume. VMSC shall have a reasonable time within which to examine such evidence and to satisfy itself that same meets said conditions. In the event VMSC is satisfied with such evidence, VMSC and Distributor shall promptly do whatever is requisite to closing the transaction, including compliance with any applicable Laws. VMSC’s exercise or failure to exercise said option and right shall not affect any of Distributor’s obligations under this Agreement or any other agreement with VMSC.

19. Changes in Law. All provisions of this Agreement are subject to such changes as are now or hereafter required to conform to any Laws of any governing authority or agency having jurisdiction, or purporting to have jurisdiction, over any of the matters or subjects involved in this Agreement. Provided, in the event any Law effectively precludes VMSC from selling Product(s) to Distributor or any of its Stations, VMSC may terminate this Agreement in whole or in part (as applicable).

20. Disputes.

(A) Limit on Damages. VMSC and Distributor each hereby agree, to the fullest extent permitted by law, that neither party (or their affiliates, and their respective officers, directors, agents, contractors, and employees) shall be liable for any punitive, exemplary, incidental, indirect, special, or consequential damages arising out of any cause whatsoever (whether such cause be based in contract, negligence, strict liability, other tort or otherwise).

(B) Attorneys’ Fees. In the event of any lawsuit between VMSC and Distributor arising out of or relating to the transactions or relationship contemplated by this Agreement (regardless whether such action alleges breach of contract, tort, violation of a statute or any other cause of action), the substantially prevailing party shall be entitled to recover its reasonable costs of suit including its reasonable attorneys’ fees. If a party substantially prevails on some aspects of such action but not others, the court may apportion any award of costs or attorneys’ fees in such manner as it deems equitable.

(C) Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the state in which Distributor has its principal place of business.

21. NO EXCLUSIVE TERRITORY. DISTRIBUTOR ACKNOWLEDGES THAT THIS AGREEMENT DOES NOT PROVIDE DISTRIBUTOR WITH ANY RIGHT OR INTEREST IN ANY EXCLUSIVE TERRITORY, AND THAT VMSC MAY, IN ITS SOLE AND ABSOLUTE DISCRETION OPERATE, OR AUTHORIZE OTHER JOBBERS, FRANCHISEES, OR LICENSEES OF VMSC TO OPERATE, RETAIL FUEL DISPENSING FACILITIES AT ANY AVAILABLE LOCATIONS, INCLUDING LOCATIONS IN DIRECT COMPETITION WITH DISTRIBUTOR, WHICH ARE APPROVED BY VMSC IN VMSC’S SOLE AND ABSOLUTE DISCRETION.

22. No Waiver. No failure of VMSC to exercise any power reserved to it under this Agreement, or to insist upon compliance by Distributor with any obligation or condition in this Agreement, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver of VMSC’s rights to demand exact compliance with any of the terms of this Agreement. Waiver by VMSC of any particular default shall not affect or impair VMSC’s rights with respect to any subsequent default of the same or a different nature; nor shall any delay, forbearance, or omission by VMSC to exercise any power or right arising out of any breach or default by Distributor of any of the terms, provisions, or covenants of this Agreement affect or impair VMSC’s rights; nor shall such constitute a waiver by VMSC of any rights hereunder or rights to declare any subsequent breach or default.

23. Entire Agreement. This Agreement, including the exhibits hereto, constitutes the entire agreement and understanding between Distributor and VMSC with respect to the matters covered hereby. There are no representations, stipulations, warranties, agreements or understandings with respect to the subject matter of this Agreement which are not fully expressed herein and which are not superseded hereby. The provisions of this Agreement shall not be reformed, altered, or modified in any way by any practice or course of dealing prior to or during the term of this Agreement, and can only be reformed, altered, or modified by a writing signed by Distributor and an officer of VMSC (except as otherwise expressly provided herein). Distributor specifically acknowledges that Distributor has not been induced to enter into this Agreement by any representation, stipulation, warranty, agreement, or understanding of any kind other than as expressed herein.

24. Notices.

(A) Any such notice, request or other communication required or permitted by or pertaining to this Agreement shall be in writing and addressed as follows:

If to VMSC:	Valero Marketing and Supply Company
Attention: Vice President, Wholesale Marketing
P.O. Box 696000
San Antoio, TX 78269-6000

With copy to:	Valero Marketing and Supply Company
Attention: Commercial Counsel, Wholesale Marketing
P.O. Box 696000

San Antonio, TX 78269-6000

If to Distributor:	SUSSER PETROLEUM COMPANY, LP
Attention: Rocky B. Dewbre
555 E. Airtex
Houston, Texas 77073

(B) Any such notice, request, or other communication shall be delivered (i) by prepaid certified mail or nationally recognized courier or messenger service with confirmed delivery, in which case it shall be deemed served as of the date of mailing; (ii) by personal service upon Distributor or an authorized officer or manager of VMSC, in which case it shall be deemed served as the date of the receipt; or (iii) except as may otherwise be required by applicable Law, by facsimile or other electronic communication system used by VMSC or Distributor, in which case it shall be deemed served as of the date of transmission.

25. Severability. Any provision of this Agreement which is proven to be invalid, void or illegal shall in no way affect, impair, or invalidate any other provisions hereof and such other provisions shall remain in full force and effect and shall be given effect separately therefrom and shall not be affected thereby.

26. Communications Equipment. VMSC may from time to time require Distributor and its Dealer(s) to obtain communications equipment for transfer of business correspondence, electronic messages and any other business uses, by and between VMSC and Distributor and its Dealer(s) (e.g., meeting notices, promotional or program details and sign-ups, and other business correspondence) which shall at a minimum meet VMSC’s criteria for speed, capacity and services in the manner and as determined by VMSC. Equipment currently required is a facsimile (“fax”) machine and a personal computer with internet and email access. Distributor agrees VMSC at any time may require Distributor and its Dealer(s) to install and/or maintain a dedicated business telephone line for use with the fax machine and personal computer. Distributor agrees and shall ensure its Dealer(s) agree to obtain such equipment at its sole expense or pay monthly fees for equipment that VMSC may choose to install. VMSC will provide Distributor with sixty (60) days written notice of any communications equipment requirements.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed the day and year first above written.

Distributor: SUSSER PETROLEUM COMPANY, LP		VMSC: VALERO MARKETING AND SUPPLY COMPANY

By: Susser Petroleum Management Company, LLC, its general partner

(sign here)

By:		By:	Lee Rahumberg

Title:		Title:	Vice President, Wholesale Marketing Mid Continent Region

EXHIBIT A

Quantities and Delivery Points

REPLACE WITH COMPLETED SPREADSHEET

•	Needs to have 100% Contract Volume, and Minimum (85), and Maximum (115) volumes by store by month.

•	Needs to specify a Primary and a Secondary Delivery Point for each store.

•	If the station is not yet branded, either do not include in Exhibit A or put in zeros (000’s) for volumes

EXHIBIT B

TO DISTRIBUTOR MARKETING AGREEMENT

(VALERO BRAND)

COMPLIANCE REQUIREMENTS

A.	Regulatory Compliance. Distributor agrees to comply with all EPA Regulations published in the Code of Federal Regulations at Volume 40, Part 80, entitled “Regulation of Fuels and Fuel Additives,” that are applicable to Distributor’s operations. These EPA Regulations are prescribed for the control and/or prohibition of fuels and additives for use in motor vehicles and motor vehicle engines. Distributor also agrees to comply with all state and regional government motor vehicle fuels regulations and Laws. Motor vehicle fuels include, but are not limited to, reformulated gasoline, conventional gasoline, unleaded gasoline, and diesel fuel.

1.	Product(s), Generally. With respect to all Product(s), in addition to the requirements of the Agreement, Distributor shall:

a.	Require each of Distributor’s employees whom are responsible for some aspect of handling Product(s) that are covered by the EPA Regulations, and each of Distributor’s Dealer(s), to familiarize themselves with and abide by all EPA Regulations concerning Product(s), including, but not limited to, Product additives.

b.	Enter into contracts or take all other necessary measures to assure that the carrier transporting Product(s) for Distributor (whether title or custodial transfer) complies with all applicable EPA Regulations, as well as all loading instructions, directives, and procedures issued at or in connection with VMSC’s designated loading terminal.

c.	Post the appropriate octane rating of all grades of Product(s) mandated by the applicable Federal Trade Commission regulations.

d.	Comply with all reporting and record keeping requirements for Product(s) specified under the EPA Regulations.

2.	Reformulated and Conventional Gasolines. With respect to reformulated and conventional gasolines as defined by the EPA Regulations, Distributor agrees to:

a.	In any geographical area where only reformulated gasoline (“RFG”) may be sold, distributed, or introduced into commerce, prohibit: (i) the sale, dispensing, or distribution of any Product(s) at a Station, unless such Product(s) meet the defined requirements for RFG under the EPA Regulations, (ii) the commingling of oxygenated RFG with any non-oxygenate RFG, or with blend stocks or conventional gasolines and the sale or distribution of the resulting mixture as RFG, and (iii) the sale or distribution of conventional gasoline.

b.	Take all necessary steps to insure that in any geographical area where only RFG may be sold, distributed, or introduced into commerce, RFG is obtained and delivered in sufficient time to allow Distributor’s bulk facilities and Station(s) to dispense such products during control periods specified by the EPA Regulations.

c.	Prepare and distribute (as required), and retain custody of, all Product transfer documentation for both RFG and conventional gasoline, as well as prohibit the sale, exchange, distribution, or introduction of RFG and conventional gasoline into commerce without the appropriate Product transfer documentation.

3.	Unleaded Gasoline. With respect to unleaded gasoline, Distributor agrees to:

a.	Prohibit the sale, dispensing, or distribution of any Product which Distributor represents is unleaded gasoline, unless such Product meets the defined requirements for unleaded gasoline under the EPA Regulations and or, if applicable, State agency motor fuel specifications.

b.	Prohibit the introduction of leaded gasoline into any motor vehicle which is labeled “Unleaded Gasoline Only” or which is equipped with a gasoline tank filler inlet designed only for the introduction of unleaded gasoline.

c.	Properly equip each pump dispenser from which unleaded gasoline is introduced into motor vehicles with a nozzle spout meeting the EPA-mandated requirements.

d.	Display all EPA-mandated notices and warnings, if and where applicable, concerning the introduction of leaded gasoline into equipment or motor vehicles designed solely for unleaded gasoline storage or use.

4.	Reid Vapor Pressure (“RVP”). In connection with RVP-controlled gasoline, Distributor agrees to:

a.	Prohibit the sale, dispensing, or distribution of any grade or quality of Product(s), the RVP of which exceeds the EPA or State agency standard for the applicable geographical area during the control periods.

b.	Prepare and distribute (as required), and retain custody of, all product transfer documentation accompanying a shipment of Product(s).

c.	Prohibit the addition of any blend stocks or gasoline extenders to be added to any Product(s) purchased from VMSC which causes the finished blend to exceed the maximum RVP limits during the control periods mandated by the EPA Regulations.

5.	Diesel Fuel. Distributor agrees that in any geographical area where only motor vehicle diesel may be sold, distributed, or introduced into commerce, Distributor will take all necessary steps to prohibit the sale, dispensing, or distribution of any diesel fuel at a Station unless such Product meets the defined requirements for motor vehicle diesel under the EPA Regulations. Such steps shall include but are not limited to, displaying EPA mandated notices and warnings on dispenser as applicable, and timely transitioning of Product inventory to Ultra Low Sulfur Diesel or motor vehicle diesel by implementing inventory controls and/or oversight procedures including sampling and testing as necessary to comply with then current standards.

6.	Oxygenated Gasoline. In connection with oxygenated controlled Products(s):

a.	Distributor agrees to affix the EPA-mandated notices to each gasoline dispenser during the applicable control periods mandated by the EPA Regulations.

b.	Distributor agrees to affix State mandated notices to each gasoline dispenser as directed by the State and or the State motor fuel regulations.

B.	Investigation. Under the EPA Regulations, product transfer documentation will be material evidence of whether a party is in compliance. Accordingly, Distributor and VMSC agree to keep all product transfer documentation required under the EPA Regulations for a period of 5 years from the date of sale. If either Distributor or VMSC is alleged to be in violation of any EPA Regulation, the other party involved in the product transfer(s) at issue (hereinafter called “Disclosing Party”) agrees to cooperate by providing, upon request, the subject product transfer documentation to the party allegedly involved in the violation (hereinafter called “Requesting Party”), and to make reasonably available the officers, employees, and agents of the Disclosing Party who possess actual or constructive knowledge of the transactions under investigation, in order to assist in resolving or defending against any such investigation or proceeding. Unless required by the EPA Regulations or other legal or administrative process, the Requesting Party will, and will cause its employees, officers, directors, auditors, attorneys, and other representatives who obtain any information from the Disclosing Party relative to any such investigation, to treat as confidential and not disclose to any third party any information obtained during such investigation without the prior written consent of the Disclosing Party. If the EPA Regulations or other legal or administrative process requires disclosure by the Requesting Party of any information obtained during any such investigation, the Requesting Party shall promptly notify the Disclosing Party of any such process, disclosure thereby permitting the Disclosing Party to seek a protective order or other appropriate remedy as it deems necessary in the Disclosing Party’s sole discretion.

C.	U. S. Department of Transportation. Distributor warrants that its transportation equipment and the transportation equipment of its agents, common carriers, and anyone else authorized to load Product(s) at VMSC’s facilities for or on behalf of Distributor shall carry at all times during the transportation of the Product(s) the 1990 Department of Transportation Emergency Response Guidebook, as amended, in compliance with 49 C.F.R. Section 172.602.

EXHIBIT C

TO DISTRIBUTOR MARKETING AGREEMENT

(VALERO BRAND)

MINIMUM INSURANCE REQUIREMENTS

1.	Commercial General Liability Policy Form:

A.	Limits

(1)	[*.*] per occurrence

(2)	[*.*] general aggregate

(3)	[*.*] products/completed operations aggregate

B.	Coverages

(1)	Premises/operations

(2)	Products/completed operations

(3)	Blanket contractual, specifically covering the indemnity contained in this contract

(4)	Broad form property damage

(5)	Independent contractors

(6)	Personal Injury

(7)	Liquor Liability (This coverage is required only where alcoholic beverages are sold from any Station of Distributor.)

2.	Coverage may consist of primary and excess policies.

3.	Valero Marketing and Supply Company and its affiliates shall be named as additional insured as to all liability policies and Distributor and its insurers agree to waive their respective rights of subrogation against these parties.

4.	Distributor shall be solely responsible for all premium payments, audits, deductibles, retro adjustments or any other payments due insurers by Distributor and VMSC shall have no liability therefore.

5.	All policies shall require that the insurer provide VMSC with 30 days notice of any cancellation or change in coverage.

6.	Distributor’s insurance policies are to be endorsed to reflect that Distributor’s coverage is primary to any insurance carried by VMSC.

7.	Distributor shall have its insurers provide certificates of insurance to VMSC evidencing that the coverage required in this Exhibit C is in full force and effect throughout the term of the Agreement.

[*.*] CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND IS NOTED WITH “[*.*].” AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

C-1

EXHIBIT D

TO DISTRIBUTOR MARKETING AGREEMENT

(VALERO BRAND)

FEDERAL REGISTER

Vol. 61, No. 123

Notices

DEPARTMENT OF ENERGY (DOE)

Revised Summary of Title I of the Petroleum Marketing Practices Act

61 FR 32786

DATE: Tuesday, June 25, 1996

ACTION: Notice.

SUMMARY: This notice contains a summary of Title I of the Petroleum Marketing Practices Act, as amended (the Act). The Petroleum Marketing Practices Act was originally enacted on June 19, 1978, and was amended by the Petroleum Marketing Practices Act Amendments of 1994, enacted on October 19, 1994. On August 30, 1978, the Department of Energy published in the Federal Register a summary of the provisions of Title I of the 1978 law, as required by the Act. The Department is publishing this revised summary to reflect key changes made by the 1994 amendments.

The Act is intended to protect franchised distributors and retailers of gasoline and diesel motor fuel against arbitrary or discriminatory termination or nonrenewal of franchises. This summary describes the reasons for which a franchise may be terminated or not renewed under the law, the responsibilities of franchisors, and the remedies and relief available to franchisees. The Act requires franchisors to give franchisees copies of the summary contained in this notice whenever notification of termination or nonrenewal of a franchise is given.

FOR FURTHER INFORMATION CONTACT: Carmen Difiglio, Office of Energy Efficiency, Alternative Fuels, and Oil Analysis (PO-62), U.S. Department of Energy, Washington, D.C. 20585, Telephone (202) 586-4444; Lawrence Leiken, Office of General Counsel (GC-73), U.S. Department of Energy, Washington, D.C. 20585, Telephone (202) 586-6978.

SUPPLEMENTARY INFORMATION: Title I of the Petroleum Marketing Practices Act, as amended, 15 U.S.C. §§ 2801-2806, provides for the protection of franchised distributors and retailers of motor fuel by establishing minimum Federal standards governing the termination of franchises and the nonrenewal of franchise relationships by the franchisor or distributor of such fuel.

Section 104(d)(1) of the Act required the Secretary of Energy to publish in the Federal Register a simple and concise summary of the provisions of Title I, including a statement of the respective responsibilities of, and the remedies and relief available to, franchisors and franchisees under that title. The Department published this summary in the Federal Register on August 30, 1978. 43 F.R. 38743 (1978).

In 1994 the Congress enacted the Petroleum Marketing Practices Act Amendments to affirm and clarify certain key provisions of the 1978 statute. Among the key issues addressed in the 1994 amendments are:

(1) termination or nonrenewal of franchised dealers by their franchisors for purposes of conversion to “company” operation; (2) application of state law; (3) the rights and obligations of franchisors and franchisees in third-party lease situations; and (4) waiver of rights limitations. See H.R. REP. NO. 737, 103rd Cong., 2nd Sess. 2 (1994), reprinted in 1994 U.S.C.C.A.N. 2780. Congress intended to: (1) make explicit that upon renewal a franchisor may not insist on changes to a franchise agreement where the purpose of such changes is to prevent renewal in order to convert a franchisee-operated service station into a company-operated service station; (2) make clear that where the franchisor has an option to continue the lease or to purchase the premises but does not wish to do so, the franchisor must offer to assign the option to the franchisee; (3) make clear that no franchisor may require, as a condition of entering or renewing a franchise agreement, that a franchisee waive any rights under the Petroleum Marketing Practices Act, any other Federal law, or any state law; and (4) reconfirm the limited scope of Federal preemption under the Act. Id.

The summary which follows reflects key changes to the statute resulting from the 1994 amendments. The Act requires franchisors to give copies of this summary statement to their franchisees when entering into an agreement to terminate the franchise or not to renew the franchise relationship, and when giving notification of termination or nonrenewal. This summary does not purport to interpret the Act, as amended, or to create new legal rights.

In addition to the summary of the provisions of Title I, a more detailed description of the definitions contained in the Act and of the legal remedies available to franchisees is also included in this notice, following the summary statement.

Summary of Legal Rights of Motor Fuel Franchisees

This is a summary of the franchise protection provisions of the Federal Petroleum Marketing Practices Act, as amended in 1994 (the Act), 15 U.S.C. §§ 2801-2806. This summary must be given to you, as a person holding a franchise for the sale, consignment or distribution of gasoline or diesel motor fuel, in connection with any termination or nonrenewal of your franchise by your franchising company (referred to in this summary as your supplier).

You should read this summary carefully, and refer to the Act if necessary, to determine whether a proposed termination or nonrenewal of your franchise is lawful, and what legal remedies are available to you if you think the proposed termination or failure to renew is not lawful. In addition, if you think your supplier has failed to comply with the Act, you may wish to consult an attorney in order to enforce your legal rights.

The franchise protection provisions of the Act apply to a variety of franchise agreements. The term “franchise” is broadly defined as a license to use a motor fuel trademark which is owned or controlled by a refiner, and it includes secondary arrangements such as leases of real property and motor fuel supply agreements which have existed continuously since May 15, 1973, regardless of a subsequent withdrawal of a trademark. Thus, if you have lost the use of a trademark previously granted by your supplier but have continued to receive motor fuel supplies through a continuation of a supply agreement with your supplier, you are protected under the Act.

Any issue arising under your franchise which is not governed by this Act will be governed by the law of the State in which the principal place of business of your franchise is located.

Although a State may specify the terms and conditions under which your franchise may be transferred upon the death of the franchisee, it may not require a payment to you (the franchisee) for the goodwill of a franchise upon termination or nonrenewal.

The Act is intended to protect you, whether you are a distributor or a retailer, from arbitrary or discriminatory termination or nonrenewal of your franchise agreement. To accomplish this, the Act first lists the reasons for which termination or nonrenewal is permitted. Any notice of termination or nonrenewal must state the precise reason, as listed in the Act, for which the particular termination or nonrenewal is being made. These reasons are described below under the headings “Reasons for Termination” and “Reasons for Nonrenewal.”

The Act also requires your supplier to give you a written notice of termination or intention not to renew the franchise within certain time periods. These requirements are summarized below under the heading “Notice Requirements for Termination or Nonrenewal.”

The Act also provides certain special requirements with regard to trial and interim franchise agreements, which are described below under the heading “Trial and Interim Franchises.”

The Act gives you certain legal rights if your supplier terminates or does not renew your franchise in a way that is not permitted by the Act. These legal rights are described below under the heading “Your Legal Rights.”

The Act contains provisions pertaining to waiver of franchisee rights and applicable State law. These provisions are described under the heading “Waiver of Rights and Applicable State Law.”

This summary is intended as a simple and concise description of the general nature of your rights under the Act. For a more detailed description of these rights, you should read the text of the Petroleum Marketing Practices Act, as amended in 1994 (15 U.S.C. §§ 2801-2806). This summary does not purport to interpret the Act, as amended, or to create new legal rights.

I. Reasons for Termination

If your franchise was entered into on or after June 19, 1978, the Act bars termination of your franchise for any reasons other than those reasons discussed below. If your franchise was entered into before June 19, 1978, there is no statutory restriction on the reasons for which it may be terminated. If a franchise entered into before June 19, 1978, is terminated, however, the Act requires the supplier to reinstate the franchise relationship unless one of the reasons listed under this heading or one of the additional reasons for nonrenewal described below under the heading “Reasons for Nonrenewal” exists.

A. Non-Compliance with Franchise Agreement

Your supplier may terminate your franchise if you do not comply with a reasonable and important requirement of the franchise relationship. However, termination may not be based on a failure to comply with a provision of the franchise that is illegal or unenforceable under applicable Federal, State or local law. In order to terminate for non-compliance with the franchise agreement, your supplier must have learned of this non-compliance recently. The Act limits the time period within which your supplier must have learned of your non-compliance to various periods, the longest of which is 120 days, before you receive notification of the termination.

B. Lack of Good Faith Efforts

Your supplier may terminate your franchise if you have not made good faith efforts to carry out the requirements of the franchise, provided you are first notified in writing that you are not meeting a requirement of the franchise and you are given an opportunity to make a good faith effort to carry out the requirement. This reason can be used by your supplier only if you fail to make good faith efforts to carry out the requirements of the franchise within the period which began not more than 180 days before you receive the notice of termination.

C. Mutual Agreement To Terminate the Franchise

A franchise can be terminated by an agreement in writing between you and your supplier if the agreement is entered into not more than 180 days before the effective date of the termination and you receive a copy of that agreement, together with this summary statement of your rights under the Act. You may cancel the agreement to terminate within 7 days after you receive a copy of the agreement, by mailing (by certified mail) a written statement to this effect to your supplier.

D. Withdrawal From the Market Area

Under certain conditions, the Act permits your supplier to terminate your franchise if your supplier is withdrawing from marketing activities in the entire geographic area in which you operate. You should read the Act for a more detailed description of the conditions under which market withdrawal terminations are permitted. See 15 U.S.C. § 2802(b)(E).

E. Other Events Permitting a Termination

If your supplier learns within the time period specified in the Act (which in no case is more than 120 days prior to the termination notice) that one of the following events has occurred, your supplier may terminate your franchise agreement:

(1) Fraud or criminal misconduct by you that relates to the operation of your marketing premises.

(2) You declare bankruptcy or a court determines that you are insolvent.

(3) You have a severe physical or mental disability lasting at least 3 months which makes you unable to provide for the continued proper operation of the marketing premises.

(4) Expiration of your supplier’s underlying lease to the leased marketing premises, if: (a) your supplier gave you written notice before the beginning of the term of the franchise of the duration of the underlying lease and that the underlying lease might expire and not be renewed during the term of the franchise; (b) your franchisor offered to assign to you, during the 90-day period after notification of termination or nonrenewal was given, any option which the franchisor held to extend the underlying lease or to purchase the marketing premises (such an assignment may be conditioned on the franchisor receiving from both the landowner and the franchisee an unconditional release from liability for specified events occurring after the assignment); and (c) in a situation in which the franchisee acquires possession of the leased marketing premises effective immediately after the loss of the right of the franchisor to grant possession, the franchisor, upon the written request of the franchisee, made a bona fide offer to sell or assign to the franchisee the franchisor’s interest in any improvements or equipment located on the premises, or offered the franchisee a right of first refusal of any offer from another person to purchase the franchisor’s interest in the improvements and equipment.

(5) Condemnation or other taking by the government, in whole or in part, of the marketing premises pursuant to the power of eminent domain. If the termination is based on a condemnation or other taking, your supplier must give you a fair share of any compensation which he receives for any loss of business opportunity or good will.

(6) Loss of your supplier’s right to grant the use of the trademark that is the subject of the franchise, unless the loss was because of bad faith actions by your supplier relating to trademark abuse, violation of Federal or State law, or other fault or negligence.

(7) Destruction (other than by your supplier) of all or a substantial part of your marketing premises. If the termination is based on the destruction of the marketing premises and if the premises are rebuilt or replaced by your supplier and operated under a franchise, your supplier must give you a right of first refusal to this new franchise.

(8) Your failure to make payments to your supplier of any sums to which your supplier is legally entitled.

(9) Your failure to operate the marketing premises for 7 consecutive days, or any shorter period of time which, taking into account facts and circumstances, amounts to an unreasonable period of time not to operate.

(10) Your intentional adulteration, mislabeling or misbranding of motor fuels or other trademark violations.

(11) Your failure to comply with Federal, State, or local laws or regulations of which you have knowledge and that relate to the operation of the marketing premises.

(12) Your conviction of any felony involving moral turpitude.

(13) Any event that affects the franchise relationship and as a result of which termination is reasonable.

II. Reasons for Nonrenewal

If your supplier gives notice that he does not intend to renew any franchise agreement, the Act requires that the reason for nonrenewal must be either one of the reasons for termination listed immediately above, or one of the reasons for nonrenewal listed below.

A. Failure To Agree on Changes or Additions To Franchise

If you and your supplier fail to agree to changes in the franchise that your supplier in good faith has determined are required, and your supplier’s insistence on the changes is not for the purpose of converting the leased premises to a company operation or otherwise preventing the renewal of the franchise relationship, your supplier may decline to renew the franchise.

B. Customer Complaints

If your supplier has received numerous customer complaints relating to the condition of your marketing premises or to the conduct of any of your employees, and you have failed to take prompt corrective action after having been notified of these complaints, your supplier may decline to renew the franchise.

C. Unsafe or Unhealthful Operations

If you have failed repeatedly to operate your marketing premises in a clean, safe and healthful manner after repeated notices from your supplier, your supplier may decline to renew the franchise.

D. Operation of Franchise is Uneconomical

Under certain conditions specified in the Act, your supplier may decline to renew your franchise if he has determined that renewal of the franchise is likely to be uneconomical. Your supplier may also decline to renew your franchise if he has decided to convert your marketing premises to a use other than for the sale of motor fuel, to sell the premises, or to materially alter, add to, or replace the premises.

III. Notice Requirements for Termination or Nonrenewal

The following is a description of the requirements for the notice which your supplier must give you before he may terminate your franchise or decline to renew your franchise relationship. These notice requirements apply to all franchise terminations, including franchises entered into before June 19, 1978 and trial and interim franchises, as well as to all nonrenewals of franchise relationships.

A. How Much Notice Is Required

In most cases, your supplier must give you notice of termination or non-renewal at least 90 days before the termination or nonrenewal takes effect.

In circumstances where it would not be reasonable for your supplier to give you 90 days notice, he must give you notice as soon as he can do so. In addition, if the franchise involves leased marketing premises, your supplier may not establish a new franchise relationship involving the same premises until 30 days after notice was given to you or the date the termination or nonrenewal takes effect, whichever is later. If the franchise agreement permits, your supplier may repossess the premises and, in reasonable circumstances, operate them through his employees or agents.

If the termination or nonrenewal is based upon a determination to withdraw from the marketing of motor fuel in the area, your supplier must give you notice at least 180 days before the termination or nonrenewal takes effect.

B. Manner and Contents of Notice

To be valid, the notice must be in writing and must be sent by certified mail or personally delivered to you. It must contain:

(1) A statement of your supplier’s intention to terminate the franchise or not to renew the franchise relationship, together with his reasons for this action;

(2) The date the termination or non-renewal takes effect; and

(3) A copy of this summary.

IV. Trial Franchises and Interim Franchises

The following is a description of the special requirements that apply to trial and interim franchises.

A. Trial Franchises

A trial franchise is a franchise, entered into on or after June 19, 1978, in which the franchisee has not previously been a party to a franchise with the franchisor and which has an initial term of 1 year or less. A trial franchise must be in writing and must make certain disclosures, including that it is a trial franchise, and that the franchisor has the right not to renew the franchise relationship at the end of the initial term by giving the franchisee proper notice.

The unexpired portion of a transferred franchise (other than as a trial franchise, as described above) does not qualify as a trial franchise.

In exercising his right not to renew a trial franchise at the end of its initial term, your supplier must comply with the notice requirements described above under the heading “Notice Requirements for Termination or Nonrenewal.”

B. Interim Franchises

An interim franchise is a franchise, entered into on or after June 19, 1978, the duration of which, when combined with the terms of all prior interim franchises between the franchisor and the franchisee, does not exceed three years, and which begins immediately after the expiration of a prior franchise involving the same marketing premises which was not renewed, based on a lawful determination by the franchisor to withdraw from marketing activities in the geographic area in which the franchisee operates.

An interim franchise must be in writing and must make certain disclosures, including that it is an interim franchise and that the franchisor has the right not to renew the franchise at the end of the term based upon a lawful determination to withdraw from marketing activities in the geographic area in which the franchisee operates.

In exercising his right not to renew a franchise relationship under an interim franchise at the end of its term, your supplier must comply with the notice requirements described above under the heading “Notice Requirements for Termination or Nonrenewal.”

V. Your Legal Rights

Under the enforcement provisions of the Act, you have the right to sue your supplier if he fails to comply with the requirements of the Act. The courts are authorized to grant whatever equitable relief is necessary to remedy the effects of your supplier’s failure to comply with the requirements of the Act, including declaratory judgment, mandatory or prohibitive injunctive relief, and interim equitable relief. Actual damages, exemplary (punitive) damages under certain circumstances, and reasonable attorney and expert witness fees are also authorized. For a more detailed description of these legal remedies you should read the text of the Act. 15 U.S.C. §§ 2801-2806.

VI. Waiver of Rights and Applicable State Law

Your supplier may not require, as a condition of entering into or renewing the franchise relationship, that you relinquish or waive any right that you have under this or any other Federal law or applicable State law. In addition, no provision in a franchise agreement would be valid or enforceable if the provision specifies that the franchise would be governed by the law of any State other than the one in which the principal place of business for the franchise is located.

Further Discussion of Title I—Definitions and Legal Remedies

I. Definitions

Section 101 of the Petroleum Marketing Practices Act sets forth definitions of the key terms used throughout the franchise protection provisions of the Act. The definitions from the Act which are listed below are of those terms which are most essential for purposes of the summary statement. (You should consult section 101 of the Act for additional definitions not included here.)

A. Franchise

A “franchise” is any contract between a refiner and a distributor, between a refiner and a retailer, between a distributor and another distributor, or between a distributor and a retailer, under which a refiner or distributor (as the case may be) authorizes or permits a retailer or distributor to use, in connection with the sale, consignment, or distribution of motor fuel, a trademark which is owned or controlled by such refiner or by a refiner which supplies motor fuel to the distributor which authorizes or permits such use.

The term “franchise” includes any contract under which a retailer or distributor (as the case may be) is authorized or permitted to occupy leased marketing premises, which premises are to be employed in connection with the sale, consignment, or distribution of motor fuel under a trademark which is owned or controlled by such refiner or by a refiner which supplies motor fuel to the distributor which authorizes or permits such occupancy. The term also includes any contract pertaining to the supply of motor fuel which is to be sold, consigned or distributed under a trademark owned or controlled by a refiner, or under a contract which has existed continuously since May 15, 1973, and pursuant to which, on May 15, 1973, motor fuel was sold, consigned or distributed under a trademark owned or controlled on such date by a refiner. The unexpired portion of a transferred franchise is also included in the definition of the term.

B. Franchise Relationship

The term “franchise relationship” refers to the respective motor fuel marketing or distribution obligations and responsibilities of a franchisor and a franchisee which result from the marketing of motor fuel under a franchise.

C. Franchisee

A “franchisee” is a retailer or distributor who is authorized or permitted, under a franchise, to use a trademark in connection with the sale, consignment, or distribution of motor fuel.

D. Franchisor

A “franchisor” is a refiner or distributor who authorizes or permits, under a franchise, a retailer or distributor to use a trademark in connection with the sale, consignment, or distribution of motor fuel.

E. Marketing Premises

“Marketing premises” are the premises which, under a franchise, are to be employed by the franchisee in connection with the sale, consignment, or distribution of motor fuel.

F. Leased Marketing Premises

“Leased marketing premises” are marketing premises owned, leased or in any way controlled by a franchisor and which the franchisee is authorized or permitted, under the franchise, to employ in connection with the sale, consignment, or distribution of motor fuel.

G. Fail to Renew and Nonrenewal

The terms “fail to renew” and “nonrenewal” refer to a failure to reinstate, continue, or extend a franchise relationship (1) at the conclusion of the term, or on the expiration date, stated in the relevant franchise, (2) at any time, in the case of the relevant franchise which does not state a term of duration or an expiration date, or (3) following a termination (on or after June 19, 1978) of the relevant franchise which was entered into prior to June 19, 1978 and has not been renewed after such date.

II. Legal Remedies Available to Franchisee

The following is a more detailed description of the remedies available to the franchisee if a franchise is terminated or not renewed in a way that fails to comply with the Act.

A. Franchisee’s Right to Sue

A franchisee may bring a civil action in United States District Court against a franchisor who does not comply with the requirements of the Act. The action must be brought within one year after the date of termination or nonrenewal or the date the franchisor fails to comply with the requirements of the law, whichever is later.

B. Equitable Relief

Courts are authorized to grant whatever equitable relief is necessary to remedy the effects of a violation of the law’s requirements. Courts are directed to grant a preliminary injunction if the franchisee shows that there are sufficiently serious questions, going to the merits of the case, to make them a fair ground for litigation, and if, on balance, the hardship which the franchisee would suffer if the preliminary injunction is not granted will be greater than the hardship which the franchisor would suffer if such relief is granted.

Courts are not required to order continuation or renewal of the franchise relationship if the action was brought after the expiration of the period during which the franchisee was on notice concerning the franchisor’s intention to terminate or not renew the franchise agreement.

C. Burden of Proof

In an action under the Act, the franchisee has the burden of proving that the franchise was terminated or not renewed. The franchisor has the burden of proving, as an affirmative defense, that the termination or nonrenewal was permitted under the Act and, if applicable, that the franchisor complied with certain other requirements relating to terminations and nonrenewals based on condemnation or destruction of the marketing premises.

D. Damages

A franchisee who prevails in an action under the Act is entitled to actual damages and reasonable attorney and expert witness fees. If the action was based upon conduct of the franchisor which was in willful disregard of the Act’s requirements or the franchisee’s rights under the Act, exemplary (punitive) damages may be awarded where appropriate. The court, and not the jury, will decide whether to award exemplary damages and, if so, in what amount.

On the other hand, if the court finds that the franchisee’s action is frivolous, it may order the franchisee to pay reasonable attorney and expert witness fees.

E. Franchisor’s Defense to Permanent Injunctive Relief

Courts may not order a continuation or renewal of a franchise relationship if the franchisor shows that the basis of the non-renewal of the franchise relationship was a determination made in good faith and in the normal course of business:

(1) To convert the leased marketing premises to a use other than the sale or distribution of motor fuel;

(2) To materially alter, add to, or replace such premises;

(3) To sell such premises;

(4) To withdraw from marketing activities in the geographic area in which such premises are located; or

(5) That the renewal of the franchise relationship is likely to be uneconomical to the franchisor despite any reasonable changes or additions to the franchise provisions which may be acceptable to the franchisee.

In making this defense, the franchisor also must show that he has complied with the notice provisions of the Act.

This defense to permanent injunctive relief, however, does not affect the franchisee’s right to recover actual damages and reasonable attorney and expert witness fees if the nonrenewal is otherwise prohibited under the Act.

Issued in Washington, D.C. on June 12, 1996.